 AMENDMENT NO. 2

To the

OPPENHEIMER STRATEGIC INCOME FUND

BY-LAWS

     This Amendment Number 2 is made as of December 16, 2002 to the By-Laws of Oppenheimer Strategic Income Fund (the "Trust"), dated October 24, 2000, as amended October 23, 2001.

     WHEREAS, the Trustees, acting pursuant to Article VII, of the Trust's By-Laws dated October 24, 2000 and amended October 23, 2001, desire to amend Section 1 of Article III of the By-Laws by removing therefrom all references to a "Chairman" or "Chairman of the Board";

     WHEREAS, the Trustees, acting pursuant to Article VII, of the Trust's By-Laws dated October 24, 2000 and amended October 23, 2001, desire to amend Section 3 of Article III of the By-Laws to provide that the President shall be the Chief Executive Officer and the Principal Executive Officer of the Trust;

      NOW, THEREFORE, the Trust's By-Laws are amended as follows:

            1.   The first two sentences of Section 1 of Article III of the Trust's By-Laws are deleted in their entirety and replaced with the following language:

The executive officers of the Trust shall include a President, one or more Vice-Presidents (the number thereof to be determined by the Board of Trustees), a Secretary and a Treasurer. The President shall be selected from among the Trustees.

            2.   The last sentence of Section 1 of Article III of the Trust's By-Laws is deleted in its entirety and replaced with the following language:

Any two offices, except those of President and Secretary, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law or these By-Laws to be executed, acknowledged or verified by two or more officers.

3.    The last sentence of Section 3 of Article III of the Trust's By-Laws is deleted in its entirety and replaced with the following language:

Unless otherwise ordered by the Board of Trustees, the President shall be the Chief Executive Officer and the Principal Executive Officer of the Trust.